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                                                                    EXHIBIT 10.9

                               EFUNDS CORPORATION
                         EXECUTIVE EMPLOYMENT AGREEMENT

      AGREEMENT ("Agreement"), dated February 14, 2003, by and between eFunds Corporation, a Delaware corporation (the "Company"), and Thomas S. Liston (the "Executive").

      WHEREAS, the Executive currently serves as the Company's Interim Chief Financial Officer pursuant to that certain Independent Contractor Agreement, dated June 20, 2002 (the "Current Agreement"); and

      WHEREAS, the Company wishes to employ the Executive as a Senior Vice President and its Chief Financial Officer and Executive is willing to accept such employment on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

I. Employment Period.

      Upon the terms and conditions set forth herein, the Company hereby agrees to employ the Executive as a Senior Vice President and its Chief Financial Officer and the Executive hereby agrees to accept such employment. The term of such employment (the "Employment Period") shall commence on April 1, 2003 (the "Start Date") and shall continue until March 31, 2005, unless earlier terminated as provided in this Agreement. This Agreement and the Employment Period may be extended following the expiration of the initial Employment Period upon the mutual agreement of the parties. Notwithstanding the foregoing, the Executive's employment by the Company shall be "at-will" and the Chief Executive Officer (the "CEO") or the Board of Directors of the Company (the "Board") may terminate the Executive's employment at any time for any reason or no reason.

II. Terms of Employment.

      A. Position and Duties.

            1. During the Employment Period, the Executive agrees to serve as a Senior Vice President and the Chief Financial Officer of the Company and to perform such reasonable duties as are generally considered consistent with such positions and as the Board or the CEO shall assign to the Executive from time to time.

            2. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full-time attention to the business and affairs of the Company and to use the Executive's reasonable efforts to perform faithfully and efficiently his responsibilities. During the Employment Period it shall not be a violation of this
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Agreement for the Executive to telecommute up to two business days per week or to serve on corporate, civic or charitable boards or committees or provide consulting services to others so long as such activities do not significantly interfere with the Executive's performance of his responsibilities to the Company pursuant to this Agreement.

      B. Compensation. During the Employment Period, the Executive shall be entitled to receive the following elements of compensation:

            1. Base Salary. The Company shall pay the Executive a minimum base salary (the "Annual Base Salary") of $200,000 per year (or such higher amount as may be determined at the discretion of the Compensation Committee of the Board (the "Compensation Committee")). The Annual Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies.

            2. Annual Bonus. In addition to Annual Base Salary, the Executive shall be eligible to be paid, for each of the Company's fiscal years ending during the Employment Period, an annual bonus (the "Annual Bonus"). The Executive's minimum target Annual Bonus will be 60% of the Annual Base Salary actually paid to the Executive for that fiscal year (or such higher percentage as may be determined in the discretion of the Compensation Committee). The amount of the Annual Bonus actually paid to the Executive for any given fiscal year may be higher or lower than the target Annual Bonus and will be determined in accordance with the performance parameters established under, and the other terms and conditions of, the Company's existing Annual Incentive Plan (or any comparable successor plan). Any Annual Bonus earned by the Executive shall be paid no later than the end of the third month following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms and conditions of any deferred compensation plan established by the Company. If the Employment Period shall expire prior to the end of a given fiscal year, or if the Executive shall cease to serve as an employee of the Company prior to the actual date of payment of any Annual Bonus, the Compensation Committee shall, in the exercise of its sole and absolute discretion, determine whether any Annual Bonus will be paid to the Executive and the amount of such Bonus.

            3. Stock Options. The Executive shall be entitled to participate in the eFunds Corporation 2000 Stock Incentive Plan (or any comparable successor plan) and shall receive an option to purchase 175,000 shares of the Company's Common Stock on the Start Date. The exercise price of such option shall be equal to the closing price on the Nasdaq National Market of the Company's Common Stock on the Start Date and such option will generally vest in equal installments on the two succeeding anniversaries of the Start Date. It is understood and agreed that the Executive will not receive additional option grants unless otherwise determined by the Compensation Committee of the Board in the exercise of its sole and absolute discretion.


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            4. Savings, Retirement and Other Incentive Plans. The Executive
shall be entitled to participate in all other incentive, savings, deferred compensation, stock purchase and retirement plans, practices, policies and programs applicable generally to the Company's other senior executives.

            5. Welfare Benefit Plans. To the extent that the Executive's position, title, tenure, salary, age, health and other qualifications make the Executive eligible, the Executive and/or the Executive's family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs generally provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs).

            6. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in furtherance of the Executive's duties in accordance with the then prevailing policies, practices and procedures of the Company.

            7. Fringe Benefits. The Executive shall be entitled to a car allowance in the amount of $1,500 per month but shall not otherwise be entitled to any fringe benefits, such as tax and financial planning services provided to the Company's senior executives under any other plans, practices, programs and policies of the Company.

            8. Vacation. The Executive shall be entitled to three weeks (15 days) of paid time off ("PTO") per year and shall be entitled to standard Company holidays in accordance with the plans, policies, programs and practices of the Company.

III. Obligations of the Company upon Termination.

      A. No further payments shall be owing by the Company to the Executive if the Executive's employment with the Company shall be terminated prior to the expiration of the Employment Period (other than the balance of any of the Annual Base Salary earned by the Executive prior to the date of such termination which has not theretofore been paid and any payments in respect of any PTO accrued by the Executive) regardless of whether any such termination is occasioned by the Company or the Executive and irrespective of the reason for any such termination.

      B. Any and all benefits or other forms of compensation to the Executive (such as the disposition of any options held by Executive, the balance of Executive's account under the Company's Employee Stock Purchase or deferred compensation plans, and the Executive's 401(k) account (collectively, "Other Benefits")) shall be governed by the rules applicable to such plans and programs and the terms of any agreements between the Executive and the Company related to such Other Benefits, as the same are in effect on the date (the "Termination Date") of termination of the Executive's employment; provided, however, that under no circumstances is


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the Executive entitled to severance pay and it is hereby agreed that the
Executive shall not be entitled to participate in the Company's standard severance programs.

      C. Disposition of Equity Instruments. In the event the Company should assert that the employment of the Executive shall have been terminated for "Cause" (as such term is defined in the agreement related to the option referenced in Section II(B)(3) or any other equity-based award hereinafter granted to Executive) and the Executive shall dispute such assertion, the exerciseability or vesting of any options, restricted shares, restricted stock rights, SARs or similar instruments which would be forfeited by the Executive by reason of such termination shall be suspended during the pendency of such dispute. If it is ultimately determined that the termination of the Executive's employment was not properly characterized as being for Cause, such suspension shall be lifted and the Executive shall retain such instruments for a period of time from the date of such determination equivalent to the time period during which the Executive would have retained such instruments following the Termination Date had the termination of the Employment Period not been wrongfully characterized as for Cause, although in no event may any equity-based award be retained beyond its originally scheduled term.

IV. Non-Competition Agreement.

      A. As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, the Executive agrees that during the Employment Period and for a period of one year after any Termination Date (the "Restricted Period"), the Executive will not:

            1. Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any "Competitor;" or

            2. Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located (the activities referenced in this clause 2 and the foregoing clause 1 being hereinafter referred to as "Restricted Activities").

            3. As used herein, "Competitor" shall mean any entity (or, with regard to an entity which engages in multiple lines of business, any division or subsidiary of such entity) primarily engaged in the business of (i) processing debit, ATM or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk management, decision support or customer relationship management products and services, so long as the provision of such products and services is governed by the Federal Fair Credit Reporting Act, 15 U.S.C. Section 1681 et. seq. (or any successor provision), (iii) managing or deploying networks of ATMs providing business process outsourcing services (such as call centers or accounts receivable or payable processing). An entity, or a subsidiary or division thereof, shall not be considered to be a Competitor merely by engaging in the business of providing any of the foregoing products or services if the revenues from one or more of such activities do not constitute 10% or more of the total revenues of such entity, division or subsidiary. By way of example, if an entity maintains a subsidiary which derives a 10% or more of its revenues from debit


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transaction processing, the Executive could not engage in any Restricted
Activity with respect to that subsidiary. The Executive would not, however, be prohibited from engaging in any Restricted Activity for another division or subsidiary of such entity so long as the Executive's relationship with such other division or subsidiary is not maintained as a pretext designed to enable Executive to avoid compliance with the spirit of the foregoing and the Executive does not engage in any Restricted Activity with respect to the debit processing subsidiary during the Restricted Period. Without limiting the generality of the foregoing, "Competitors" shall by definition include Equifax, Experian, TransUnion, First Data Corporation, Concord EFS, M&I, EDS, Total System Services and their respective subsidiaries.

      B. The Executive agrees that a breach by the Executive of any of the terms of this Agreement will cause great and irreparable injury and damage to the Company and that the Company shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Agreement or prevent a threatened or potential breach of this Agreement by the Executive.

V. Miscellaneous.

      A. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      B. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      C. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

      D. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      E. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to immediately assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      F. From and after the Start Date, this Agreement is intended to supercede and replace any other prior severance agreements or arrangements between the parties including without limitation the Current Agreement; provided, however, that this Agreement shall not supercede or


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replace any Confidentiality Agreement between Executive and the Company. No payments shall be owing to the Executive by reason of the termination of the Current Agreement as aforesaid.

      G. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.

      IN WITNESS WHEREOF, the parties have hereunto set their hand as of the day and year first above written.

EFUNDS CORPORATION                        Executive


By:  /s/ Colleen M. Adstedt                     /s/ Thomas S. Liston
   ----------------------------                 ---------------------
                                          Thomas S. Liston


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